HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/7/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes aportion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff

date: The final numbers will be found in the prospectus supplement.   Thirty-day

delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively: The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens

Portfolio Summary

Total Number of Loans: 907

Total Outstanding Loan Balance ($):   52,846,026

Total Expected Collateral Balance ($):   1,200,000,100

Total Expected Collateral Balance - Selection ($):   54,042,077

Average Loan Current Balance ($): 58,265

:

Weighted Average Original LTV (%) *: 99.8

Weighted Average Coupon CYO:   11.14

Ann Weighted Average Coupon (%): 0.00

Fixed Weighted Average Coupon (%):   11.14

Weighted Average Margin (%o): 0.00

Weighted Average FICO (Non-Zero): 647

Weighted Average Age (Months): 3

:

% First;Liens:   0.0

% Second Liens:   100.0

% Arms: 0.0

%Fixed: 100.0

% Interest Only:   0.0

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
8.51 - 9.00	22	726,944	1.4	8.83	100.0	631
9.01 -9.50	11	668,558	1.3	9.32	100.0	639
9.51-10.00	162	6,375,071	12.1	9.81	99.6	641
10.01 - 10.50	136	9,247,625	17.5	10.28	99.9	686
10.51 - 11.00	65	4,487,548	8.5	10.73	99.9	669
11.01- 11.50	140	9.374,788	17.7	1112	99.6	658
11.51 -12.00	175	11,183,951	21.2	11.73	99.8	634
12.01 >=	196	10,781,542	20.4	12.41	99.9	615
Total:	907	52,846,026	100.0	11.14	99.8	647
Max: 14.00
Min: 8.71 Wgt Avg: 11.14

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
426 - 450	3	87,303	0.2	11.94	100.0	443
451 - 475	3	70,083	0.1	12.23	100.0	464
476 - 500	3	92,768	0.2	12.28	100.0	481
501 - 525	8	508,836	1.0	11.33	100.0	511
526 - 550	7	475,174	0.9	11.34	99.5	538
551 - 575	3	97,947	0.2	9.22	100.0	563
576 - 600	21	981,534	1.9	11.80	100.0	595
601 - 625	251	12,113,184	22.9	11.76	99.9	612
626- 650	253	15,461,395	29.3	11.16	99.8	639
651 - 675	214	12,872,364	24.4	10.93	99.6	662.
676 - 700	71	4,699,381	8.9	10.52	99.8	686
701 -725	41	3,186,508	6.0	10.48	100.0	712
726 - 750	18	1,431,407	2.7	10.66	100.0	734
751 - 775	9	530,253	1.0	10.56	100.0	761
776 - 800	2	237,889	0.5	10.86	100.0	778
Total:	907	52,846,026	100.0	11.14	99.8	647
Max: 780 Min: 432 Wgt Avg: 647

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=50,000	476	15,823,009	29.9	11.00	99.8	635
50,001 - 100,000	326	23,309,080	44.1	11.21	99.8	651
100,001 -150,000	88	10,597,543	20.1	11.27	99.9	651
150,001 - 200,000	13	2,179,977	4.1	11.09	99.6	654
200,001 - 250,000	4	935,818	1.8	10.25	100.0	718
Total:	907	52,846,026	100.0	11.14	99.8	647
Max: 239,899.35 Min: 12,588.05 Avg: 58,264.64

Original LTV (%) *	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
85.1 - 90.0	5	238,454	0.5	10.69	89.8	647
90.1 - 95.0	25	1,259,427	2.4	11.46	94.9	647
95.1 - 100.0	877	51,348,146	97.2	11.13	100.0	647
Total:	907	52,846,026	100.0	11.14	99.8	647
Max: 100.0 Min: 89.4 WgtAvg: 99.8

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	269	13,805,974	26.1	11.54	99.6	640
1.00	35	2,710,888	5.1	11.30	100.0	653
2.00	513	32,024,366	60.6	11.03	99.9	651
3.00	90	4,304,797	8.1	10.57	99.8	643
Total:	907	52,846,026	100.0	11.14	99.8	647

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	684	38,673,978	73.2	11.06	99.9	640
Reduced	171	10,417,454	19.7	11.48	99.5	658
Stated Income / Stated Assets	25	1,818,681	3.4	11.24	99.9	652
No Income /No Assets	27	1,935,913	3.7	10.66	100.0	729
Total:	907	52,846,026	100.0	11.14	99.8	647

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	905	5,201,756	99.5	11.13	99.8	647
Second Home	2	244,270	0,5	13.57	96.4	685
Total:	907	52,846,026	100.0	11.14	99.8	647

State	No of Loans	Total Scheduled Balance ($).	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	218	19,809,423	37.5	11.21	99.9	655
Florida	79	5,174,676	9.8	11.35	99.6	659
Texas	132	4,697,093	8.9	9.77	99.9	632
Arizona	45	2,727,843	5.2	11.34	100.0	653
Illinois	42	2,220.386	4.2	11.53	99.4	648
Georgia	30	1,297,751	2.5	11.72	99.5	624
Nevada	18	1,258,955	2.4	11.30	100.0	670
New Jersey	16	1,134,095	2.1	11.56	100.0	647
New York	12	1,073,748	2.0	11.34	100.0	652
Tennessee	31	1,054,458	2.0	9.20	100.0	636
Utah	23	1,006,903	1.9	11.58	100.0	636
North Carolina	25	919,674	1.7	11.60	99.8	629
Colorado	19	862,635	1.6	11.60	99.8	615
Washington	16	788,663	1.5	11.18	99.3	643
Virginia	11	777,320	1.5	11.64	100.0	648
Other	190	8,042,404	15.2	11.27	99.6	637
Total:	907	52,846,026	100.0	11.14	99.8	647

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA. OLTV* %	NZWA FICO
Purchase	743	43,502,798	82.3	11.15	99.9	648
Refinance- Rate Term	19	786,977	1.5	11.08	99.3	636
Refinance - Cashout	145	8,556,251	16.2	11.10	99.4	647
Total:	907	52,846,026	100.0	11.14	99.8	647

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Fixed Balloon 30/15	522	32,663.675	61.8	11.21	99.8	646
Fixed Balloon 40/30	11	706,504	1.3	10.97	100.0	540
Fixed Rate	374	19,475,847	36.9	11.02	99.7	654
Total:	907	52,846,026	100.0	11.14	99.8	647

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	687	39,550,966	74.8	11.16	99.8	648
PUD	123	7,410,028	14.0	10.91	99.9	634
Condo	61	3,405,291	6.4	11.23	99.5	658
2 Family	34	2,407,690	4.6	11.34	99.8	661
3-4 Family	2	72,051	0.1	10.57	100.0	680
Total:	907	52,846,026	100.0	11.14	99.8	647

Margin (%)

Months to Rate Reset

Maximum Rate (%)

Minimum Rate (%)

Initial Periodic Cap (%)

Subsequent Periodic Cap (%)

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	907	52,846,026	100.0	11.14	99.8	647
Total:	907	52,846,026	100.0	11.14	99.8	647